Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports 2020 Results and Provides 2021 Guidance

Highlights from Full Year 2020 Results and 2021 Guidance:
•GAAP earnings per diluted share (EPS) of $3.08 in 2020.
•Excluding Special Items, EPS of $3.84 in 2020 compared to $6.02 in 2019.
•Strong full year free cash flow of $275 million (cash provided by operating activities less capital spending).
•Introducing 2021 GAAP EPS guidance of $4.85-$5.05.
•Excluding Special Items, 2021 EPS guidance is $4.90-$5.10, a 30% increase at the midpoint compared to 2020.

STAMFORD, CONNECTICUT - January 25, 2021 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported full year and fourth quarter 2020 results, and provided its 2021 outlook.
"We are introducing 2021 adjusted EPS guidance in a range of $4.90-$5.10, with the midpoint reflecting 30% adjusted earnings growth compared to last year," said Max Mitchell, Crane Co. President and Chief Executive Officer. "This growth is supported by recent trends, including markets that strengthened towards the end of 2020 and order rates that accelerated throughout the fourth quarter. Orders were higher in December than in any other month of 2020, with broad-based core year-over-year growth of 11% led by Crane Currency, our defense electronics business, and Engineered Materials. Sequentially, December orders also improved substantially at Crane Payment Innovations and at our process valve business. Although these trends improve our confidence in a strong 2021 recovery, we are still managing through sporadic and isolated ongoing COVID-19 related logistics and supply chain disruptions due to the recent global spike in infection rates that resulted in some shipment delays at the end of the fourth quarter."
Mr. Mitchell continued, "We were one of a handful of industrial companies that provided guidance during 2020, and our teams executed well and delivered solid results which were in-line with what we communicated at the outset of the pandemic. We have deep and experienced leadership, paired with a strong balance sheet and a diverse portfolio of strong, durable, and differentiated businesses; that combination allowed us to once again navigate through an extremely challenging period. While we adjusted our cost base in 2020, delivering approximately $105 million of gross cost savings, we did not reduce investments in any key growth area of the business and we continued to make significant progress on our technology roadmaps, positioning us for long-term success."
Mr. Mitchell concluded, "Most importantly, I am incredibly proud of how all of our associates across Crane performed through the pandemic, as well as in our response to the unprecedented set of circumstances we faced during 2020. That response began with the actions we took to ensure the safety and well-being of our associates. Starting in early March, we quickly adopted new safety protocols and procedures worldwide, in most cases more stringent than, and in advance of, government mandates. We also quickly adopted a new Emergency Pandemic Pay program providing additional paid time off to all Crane associates globally that were directly or indirectly impacted by COVID-19. While our cost saving initiatives did involve many tough decisions and a substantial reduction-in-force, every possible effort was made to protect and retain our associates during this challenging period given how critical they are to our long-term success. COVID-19 related challenges are continuing, but we believe that we are seeing the beginning of the end of the pandemic crisis, and we are confident in our long-term outlook and growth prospects as end markets continue to recover."
Full Year 2020 Results

Full year 2020 GAAP earnings per diluted share (EPS) of $3.08, compared to $2.20 in 2019. Full year 2019 GAAP EPS included, among other Special Items, an after-tax net asbestos provision of $181 million, or $2.98 per share. Excluding Special Items, full year 2020 EPS was $3.84, compared to $6.02 in 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full year 2020 sales were $2.94 billion, a decline of 11% compared to 2019. The sales decline was comprised of a $565 million, or 17%, decline in core sales, partially offset by a $212 million, or 6%, benefit from acquisitions and slightly favorable foreign exchange. The core sales decline was attributable to COVID-19 related macroeconomic factors.
Full year 2020 operating profit was $263 million compared to $210 million in 2019. Operating profit margin was 9.0% in 2020 compared to 6.4% in 2019. Excluding Special Items, 2020 operating profit was $323 million compared to $494 million in 2019. Excluding Special Items, operating profit margin was 11.0% compared to 15.0% in 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full Year Cash Flow, Liquidity, and Other Financial Metrics
Cash provided from operating activities in 2020 was $310 million compared to $394 million in 2019. Capital expenditures in 2020 were $34 million compared to $69 million in 2019. Full year 2020 free cash flow (cash provided by operating activities less capital spending) was $275 million compared to $325 million in 2019.
The Company held $581 million in cash and short-term investments at December 31, 2020, compared to $394 million at December 31, 2019. Total debt was $1,219 million at December 31, 2020, compared to $991 million at December 31, 2019. As of December 31, 2020, liquidity of approximately

$1,104 million was comprised of $581 million in cash and short-term investments, and $523 million available under our revolving credit facility.
Richard Maue, Crane Co. Senior Vice President and Chief Financial Officer, commented, "Our free cash flow performance during 2020 was impressive, primarily reflecting very effective management of working capital and capital expenditures. We also maintained a high level of liquidity throughout the pandemic, ensuring that we had the flexibility to continue all key strategic growth initiatives last year. That liquidity was enhanced by a $343 million 364-day term loan that closed in April 2020. Given our balance sheet strength and our financial outlook for 2021, we expect to repay that term loan in April 2021 using cash on hand and commercial paper, and to continue our pursuit of potential acquisitions."
Fourth Quarter 2020 Results
Fourth quarter 2020 GAAP earnings per diluted share (EPS) of $0.80, compared to a fourth quarter 2019 GAAP net loss of $1.89 per share. The fourth quarter 2019 GAAP net loss included, among other Special Items, an after-tax net asbestos provision of $181 million, or $3.04 per share. Excluding Special Items, fourth quarter 2020 EPS was $1.00, compared to $1.58 in 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth quarter 2020 sales were $726 million, a decline of 13% compared to 2019. The sales decline was comprised of a $178 million, or 21%, decline in core sales, partially offset by a $55 million, or 7%, benefit from acquisitions and $12 million, or 1%, of favorable foreign exchange. The core sales decline was attributable to COVID-19 related macroeconomic factors.
Fourth quarter 2020 operating profit was $59 million compared to an operating loss of $135 million in the fourth quarter of 2019. Operating profit margin was 8.1% in the fourth quarter of 2020 compared to -16.2% in 2019. Excluding Special Items, fourth quarter 2020 operating profit was $75 million compared to $128 million in 2019. Excluding Special Items, fourth quarter 2020 operating profit margin was 10.3% compared to 15.3% in 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth Quarter 2020 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2020 versus the fourth quarter 2019.
Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2020	2019
Sales	$258	$277	$(19)	(7%)

Operating Profit	$24	$25	$(1)	(5%)
Operating Profit, before Special Items*	$28	$37	$(10)	(26%)

Profit Margin	9.2%	9.0%
Profit Margin, before Special Items*	10.7%	13.5%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $258 million decreased $19 million, or 7%, driven by a $38 million, or 14%, decline in core sales, partially offset by a $14 million, or 5%, benefit from an acquisition and $5 million, or 2%, of favorable foreign exchange. Operating profit margin improved to 9.2%, compared to 9.0% last year, primarily reflecting lower repositioning costs as well as productivity and cost reduction measures which were mostly offset by lower volumes. Excluding Special Items, operating profit margin declined to 10.7%, compared to 13.5% last year primarily reflecting lower volumes, partially offset by productivity and cost reduction measures. Fluid Handling order backlog was $313 million at December 31, 2020 which includes $11 million related to the January 2020 I&S acquisition, compared to $267 million at December 31, 2019. Core backlog, which excludes the impact of foreign currency and acquisitions, increased 10% compared to the end of 2019. Typically, Fluid Handling orders weaken sequentially from the third to the fourth quarter, primarily due to seasonality; however, on a sequential basis, excluding the impact of foreign currency, fourth quarter segment backlog increased slightly and orders increased 2% compared to third quarter.
Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2020	2019
Sales	$283	$315	$(32)	(10%)
Sales, including acquisition-related deferred revenue*	$285	$315	$(30)	(9%)

Operating Profit	$32	$53	$(21)	(40%)
Operating Profit, before Special Items*	$42	$55	$(14)	(24%)

Profit Margin	11.2%	16.7%
Profit Margin, before Special Items*	14.7%	17.6%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $283 million decreased $32 million, or 10%, driven by an $80 million, or 25%, decline in core sales, partially offset by a $41 million, or 13%, benefit from an acquisition, and $7 million, or 2%, of favorable foreign exchange. Including $2.5 million of acquisition-related deferred revenue, sales in the fourth quarter of 2020 were $285 million. Operating profit margin declined to 11.2%, from 16.7% last year primarily reflecting the impact of lower volumes, partially offset by productivity, benefits from cost saving measures and favorable product mix. Excluding Special Items, operating profit margin decreased to 14.7%, from 17.6% last year. Payment & Merchandising Technologies order backlog was $348 million at December 31, 2020, compared to $311 million at December 31, 2019. Excluding the impact of foreign exchange, fourth quarter backlog increased 4% driven by strength in the Crane Payment Innovations business. On a sequential basis, excluding the impact of foreign currency, fourth quarter segment backlog increased 23% and orders increased 35% compared to third quarter, with broad-based strength across Crane Payment Innovations and Crane Currency. Segment orders in December, excluding the impact of foreign currency, were higher than any other month during 2020.
Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2020	2019
Sales	$143	$203	$(59)	(29%)

Operating Profit	$13	$48	$(35)	(73%)
Operating Profit, before Special Items*	$15	$48	$(33)	(69%)

Profit Margin	9.0%	23.7%
Profit Margin, before Special Items*	10.3%	23.8%

*Please see the attached Non-GAAP Financial Measures tables
Sales of $143 million decreased $59 million, or 29%, driven by lower core sales to the commercial aerospace market. Operating profit margin declined to 9.0%, from 23.7% last year, primarily reflecting lower volumes. Excluding Special Items, operating profit margin declined to 10.3%, from 23.8% last year. Aerospace & Electronics' order backlog was $491 million at December 31, 2020, compared to a record $567 million at December 31, 2019.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2020	2019
Sales	$43	$43	$(1)	(2%)

Operating Profit	$5	$4	$1	22%

Profit Margin	11.7%	9.4%
Sales decreased $1 million, or 2%, driven primarily by lower sales to the Building Products market, partially offset by stronger sales to Recreational Vehicle customers. Operating profit margin increased to 11.7%, from 9.4% last year, primarily reflecting productivity and the benefit of cost reduction measures.

Introducing 2021 Guidance

We are introducing full year 2021 GAAP EPS guidance in a range of $4.85-$5.05. Excluding Special items, full year 2021 EPS guidance is $4.90-$5.10. Sales are expected to be approximately $3.05 billion, reflecting core sales growth of approximately 2%, favorable foreign exchange of 1.5% and a nominal acquisition benefit. Full year 2021 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $260 million to $290 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional guidance details will be provided on the Company’s fourth quarter 2020 earnings conference call on January 26, 2021 and in the slide presentation accompanying that call, as well as at the Company's Annual Investor Day conference scheduled for February 25, 2021.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 26, 2021 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors, including risks and uncertainties related to the ongoing COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in these forward-looking statements. Such factors also include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports filed with the Securities and Exchange Commission. Crane Co. does not undertake any obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales:
Fluid Handling	$257.7	$277.0	$1,005.8	$1,117.4
Payment & Merchandising Technologies	282.6	314.6	1,104.8	1,158.3
Aerospace & Electronics	143.4	202.5	650.7	798.8
Engineered Materials	42.7	43.4	175.6	208.6
Total net sales	726.4	837.5	2,936.9	3,283.1

Operating profit (loss):
Fluid Handling	23.7	24.9	97.7	131.7
Payment & Merchandising Technologies	31.7	52.5	100.6	177.3
Aerospace & Electronics	12.9	48.0	100.7	189.4
Engineered Materials	5.0	4.1	22.7	26.8
Corporate	(14.4)	(17.0)	(58.8)	(66.9)
Asbestos provision	—	(229.0)	—	(229.0)
Environmental provision	—	(18.9)	—	(18.9)
Total operating profit (loss)	58.9	(135.4)	262.9	210.4

Interest income	0.7	0.8	2.0	2.7
Interest expense	(14.0)	(11.8)	(55.3)	(46.8)
Miscellaneous, net	4.3	0.6	14.9	4.4
Income (loss) before income taxes	49.9	(145.8)	224.5	170.7
Provision for (benefit from) income taxes	3.0	(33.3)	43.4	37.1
Net income (loss) before allocation to noncontrolling interests	46.9	(112.5)	181.1	133.6

Less: Noncontrolling interest in subsidiaries' earnings	0.1	0.1	0.1	0.3

Net income (loss) attributable to common shareholders	$46.8	$(112.6)	$181.0	$133.3

Share data:
Earnings (loss) per diluted share	$0.80	$(1.89)	$3.08	$2.20

Average diluted shares outstanding	58.5	59.5	58.8	60.6
Average basic shares outstanding	58.1	59.5	58.3	59.8

Supplemental data:
Cost of sales	$491.1	$794.6	$1,936.4	$2,352.0
Selling, general & administrative	176.4	178.3	737.6	720.7
Asbestos provision [1]	—	229.0	—	229.0
Environmental provision [1]	—	18.9	—	18.9
Acquisition-related and integration charges [1]	2.7	1.5	12.9	5.2
Repositioning related charges, net [1]	10.9	14.1	37.4	30.3
Depreciation and amortization [1]	32.2	29.3	127.5	113.5
Stock-based compensation expense [1]	6.1	5.5	22.3	22.3
1 Amounts included within cost of sales and/or selling, general & administrative costs.

Totals may not sum due to rounding

CRANE CO.
Condensed Balance Sheets
(in millions)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$551.0	$393.9
Accounts receivable, net	432.7	555.1
Current insurance receivable - asbestos	14.4	14.1
Inventories, net	438.7	457.3
Other current assets	137.4	79.5
Total current assets	1,574.2	1,499.9

Property, plant and equipment, net	600.4	616.3
Long-term insurance receivable - asbestos	72.5	83.6
Other assets	733.3	751.5
Goodwill	1,608.5	1,472.4

Total assets	$4,588.9	$4,423.7

Liabilities and equity
Current liabilities
Short-term borrowings	$375.7	$149.4
Accounts payable	218.4	311.1
Current asbestos liability	66.5	65.0
Accrued liabilities	395.9	378.2
Income taxes	0.1	13.0
Total current liabilities	1,056.6	916.7

Long-term debt	842.9	842.0
Long-term deferred tax liability	53.6	55.8
Long-term asbestos liability	603.6	646.6
Other liabilities	501.1	486.3

Total equity	1,531.1	1,476.3

Total liabilities and equity	$4,588.9	$4,423.7

Totals may not sum due to rounding

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating activities:
Net income (loss) attributable to common shareholders	$46.8	$(112.6)	$181.0	$133.3
Noncontrolling interest in subsidiaries' earnings (loss)	0.1	0.1	0.1	0.3
Net income (loss) before allocations to noncontrolling interests	46.9	(112.5)	181.1	133.6
Asbestos provision	—	229.0	—	229.0
Environmental provision	—	18.9	—	18.9
Loss on deconsolidation of joint venture	—	—	—	1.2
Realized gain on marketable securities	—	—	—	(1.1)
Depreciation and amortization	32.2	29.3	127.5	113.5
Stock-based compensation expense	6.1	5.5	22.3	22.3
Defined benefit plans and postretirement credit	(2.6)	(0.3)	(7.1)	(0.7)
Deferred income taxes	2.7	(49.8)	10.2	(25.1)
Cash provided by (used for) operating working capital	54.2	117.1	46.0	(40.0)
Defined benefit plans and postretirement contributions	(25.3)	(2.7)	(28.4)	(8.7)
Environmental payments, net of reimbursements	(1.3)	(1.7)	(4.2)	(8.2)
Other	(4.1)	2.6	(6.8)	0.7
Subtotal	108.8	235.4	340.6	435.4
Asbestos related payments, net of insurance recoveries	(7.3)	(12.5)	(31.1)	(41.5)
Total provided by operating activities	101.5	222.9	309.5	393.9

Investing activities:
Payments for acquisitions, net of cash acquired	(0.3)	(156.2)	(169.5)	(156.2)
Proceeds from disposition of capital assets	0.6	1.8	4.5	3.1
Capital expenditures	(13.5)	(17.9)	(34.1)	(68.8)
Impact of deconsolidation of joint venture	—	—	—	(0.2)
Purchase of marketable securities	(30.0)	—	(90.0)	(8.8)
Proceeds from sale of marketable securities	60.0	—	60.0	9.9
Total provided by (used for) investing activities	16.8	(172.3)	(229.1)	(221.0)

Financing activities:
Dividends paid	(25.0)	(23.1)	(100.4)	(93.2)
Reacquisition of shares on open market	—	(79.9)	(70.0)	(79.9)
Stock options exercised, net of shares reacquired	0.8	0.3	5.1	2.9
Debt issuance costs	—	—	(1.3)	—
Repayment of long-term debt	—	(94.9)	—	(99.4)
Repayment of short-term debt	—	(7.4)	—	(7.4)
Proceeds from issuance of long-term debt	—	—	—	3.0
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	25.0	251.3	25.0
Repayments of commercial paper with maturities greater than 90 days	(108.1)	—	(296.7)	—
Net proceeds (repayments) from issuance of commercial paper with maturities of 90 days or less	—	124.4	(76.8)	124.4
Proceeds from revolving credit facility	—	—	77.2	—
Repayments of revolving credit facility	—	—	(77.2)	—
Proceeds from term loan	—	—	343.9	—
Total (used for) provided by financing activities	(132.2)	(55.6)	55.1	(124.6)

Effect of exchange rate on cash and cash equivalents	20.3	10.1	21.6	2.2
Increase in cash and cash equivalents	6.4	5.1	157.1	50.5
Cash and cash equivalents at beginning of period	544.6	388.8	393.9	343.4
Cash and cash equivalents at end of period	$551.0	$393.9	$551.0	$393.9
Totals may not sum due to rounding

CRANE CO.
Order Backlog
(in millions)

	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
Fluid Handling	$313.4	[1]	$304.8	[1]	$298.6	[1]	$293.4	[1]	$267.0
Payment & Merchandising Technologies	347.6		270.1		285.5		326.3		311.4
Aerospace & Electronics	491.2		498.1		505.7		547.5		567.4
Engineered Materials	12.8		11.1		10.1		10.8		9.4
Total backlog	$1,165.0		$1,084.1		$1,099.9		$1,178.0		$1,155.2

1 Includes $11 million of backlog as of December 31, 2020, September 30, 2020 and June 30, 2020 and $12 million of backlog as of March 31, 2020 pertaining to the I&S business acquired in January 2020.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Percent Change
	2020	2019	2020	2019	Three Months	Twelve Months
INCOME ITEMS
Net sales - GAAP	$726.4	$837.5	$2,936.9	$3,283.1	(13.3)%	(10.5)%
Acquisition-related deferred revenue[1]	2.5	—	10.2	—
Net sales before special items	$728.9	$837.5	$2,947.1	$3,283.1	(13.0)%	(10.2)%

Operating profit - GAAP	$58.9	$(135.4)	$262.9	$210.4	143.5%	25.0%
Percentage of sales	8.1%	(16.2)%	9.0%	6.4%

Special items impacting operating profit:
Asbestos provision	—	229.0	—	229.0
Environmental provision	—	18.9	—	18.9
Acquisition-related deferred revenue[1]	2.5	—	10.2	—
Acquisition-related and integration charges	2.7	1.5	12.9	5.2
Repositioning related charges, net[2]	10.9	14.1	37.4	30.3
Operating profit before special items	$75.0	$128.1	$323.4	$493.8	(41.5)%	(34.5)%
Percentage of sales	10.3%	15.3%	11.0%	15.0%

Net income (loss) attributable to common shareholders - GAAP	$46.8	$(112.6)	$181.0	$133.3	141.6%	35.8%
Per share	$0.80	$(1.89)	$3.08	$2.20	142.3%	40.0%

Special items impacting net income attributable to common shareholders:
Asbestos provision - net of tax	—	180.9	—	180.9
Per share		$3.04		$2.98
Environmental provision - net of tax	—	14.9	—	14.9
Per share		$0.25		$0.25
Acquisition-related deferred revenue - net of tax [1]	1.8	—	7.5	—
Per share	$0.03		$0.13
Acquisition-related and integration charges - net of tax	2.1	1.2	9.9	3.8
Per share	$0.04	$0.02	$0.17	$0.06
Repositioning related charges, net - net of tax [2]	8.2	9.1	28.2	25.6
Per share	$0.14	$0.15	$0.48	$0.43
Realized gain on marketable securities - net of tax	—	—	—	(0.8)
Per share				$(0.01)
Impact of non-cash pension cost adjustment - net of tax [3]	—	1.8	—	6.3
Per share		$0.03		$0.10
Impact of pension curtailments and settlements - net of tax	(0.7)	—	(0.7)	—
Per share	$(0.01)		$(0.01)
Deconsolidation of joint venture - net of tax	—	—	—	0.8
Per share				$0.01
Net income attributable to common shareholders before special items	$58.2	$95.3	$225.9	$364.8	(38.9)%	(38.1)%

Per basic share	$1.00	$1.60	$3.87	$6.10	(37.5)%	(36.6)%
Per diluted share	$1.00	$1.58	$3.84	$6.02	(36.7)%	(36.2)%

In the three months ended December 31, 2019, average shares outstanding excluding the effect of diluted stock options were used to compute the per share amounts since this period was in a loss position. Had net income attributable to common shareholders been reported for this period, average shares outstanding would have included the effect of diluted stock options when computing per share amounts (see chart below).

Average basic shares outstanding	59.5
Effect of diluted stock options	0.8
Average shares outstanding including the effect of stock options	60.3

When considering the effect of dilutive stock options on shares outstanding, net income attributable to common shareholders before special items is $1.58 per share for the three months ended December 31, 2019.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Special items impacting provision for income taxes:
Provision for income taxes - GAAP	$3.0	$(33.3)	$43.4	$37.1
Tax effect of asbestos provision	—	48.1	—	48.1
Tax effect of environmental provision	—	4.0	—	4.0
Tax effect of acquisition-related deferred revenue [1]	0.7	—	2.7	—
Tax effect of acquisition-related and integration charges	0.6	0.2	3.0	1.3
Tax effect of repositioning related charges, net [2]	2.7	5.0	9.2	4.7
Tax effect of realized gain on marketable securities	—	—	—	(0.3)
Tax effect of deconsolidation of joint venture	—	—	—	0.4
Tax effect of impact of non-cash pension cost adjustment [3]	—	0.6	—	2.0
Tax effect of impact of pension curtailments and settlements	(0.2)	—	(0.2)	—
Provision for income taxes before special items	$6.8	$24.6	$58.1	$97.3

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
[2] Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
[3] Non-service pension cost adjustment related to a reduction in expected pension returns.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
Segment Information
(in millions)

For the three months ended December 31, 2020	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales - GAAP	$257.7	$282.6	$143.4	$42.7	$—	$726.4
Acquisition-related deferred revenue[1]	—	2.5	—	—	—	2.5
Net sales before special items	$257.7	$285.1	$143.4	$42.7	$—	$728.9

Operating profit (loss) - GAAP	23.7	31.7	12.9	5.0	(14.4)	58.9
Acquisition-related deferred revenue[1]	—	2.5	—	—	—	2.5
Acquisition-related and integration charges	1.3	1.4	—	—	—	2.7
Repositioning related charges, net[2]	2.7	6.3	1.9	—	—	10.9
Operating profit (loss) before special items	$27.7	$41.9	$14.8	$5.0	$(14.4)	$75.0
Percentage of sales	10.7%	14.7%	10.3%	11.7%		10.3%

For the three months ended December 31, 2019	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$277.0	$314.6	$202.5	$43.4	$—	$837.5

Operating profit (loss) - GAAP	24.9	52.5	48.0	4.1	(264.9)	(135.4)
Asbestos provision, net	—	—	—	—	229.0	229.0
Environmental provision, net	—	—	—	—	18.9	18.9
Acquisition and integration related charges	0.6	0.8	—	—	0.1	1.5
Repositioning related charges, net	11.8	2.1	0.2	—	—	14.1
Operating profit (loss) before special items	$37.3	$55.4	$48.2	$4.1	$(17.0)	$128.1
Percentage of sales	13.5%	17.6%	23.8%	9.4%		15.3%

For the twelve months ended December 31, 2020	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales - GAAP	$1,005.8	$1,104.8	$650.7	$175.6	$—	$2,936.9
Acquisition-related deferred revenue[1]	—	10.2	—	—	—	10.2
Net sales before special items	$1,005.8	$1,115.0	$650.7	$175.6	$—	$2,947.1

Operating profit (loss) - GAAP	97.7	100.6	100.7	22.7	(58.8)	262.9
Acquisition-related deferred revenue[1]	—	10.2	—	—	—	10.2
Acquisition-related and integration charges	6.3	6.5	—	—	0.1	12.9
Repositioning related charges, net[2]	10.5	19.8	6.5	0.6	—	37.4
Operating profit (loss) before special items	$114.5	$137.1	$107.2	$23.3	$(58.7)	$323.4
Percentage of sales	11.4%	12.3%	16.5%	13.3%		11.0%

For the twelve months ended December 31, 2019	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$1,117.4	$1,158.3	$798.8	$208.6	$—	$3,283.1

Operating profit (loss) - GAAP	131.7	177.3	189.4	26.8	(314.8)	210.4
Asbestos provision, net	—	—	—	—	229.0	229.0
Environmental provision, net	—	—	—	—	18.9	18.9
Acquisition and integration related charges	0.6	2.4	—	—	2.2	5.2
Repositioning related charges, net	19.2	7.6	3.5	—	—	30.3
Operating profit (loss) before special items	$151.5	$187.4	$192.9	$26.8	$(64.8)	$493.8
Percentage of sales	13.6%	16.2%	24.1%	12.9%		15.0%
1 Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
2 Repositioning related charges primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Guidance
(in millions, except per share data)

	2021 Full Year Guidance
EARNINGS PER SHARE GUIDANCE:	Low	High

Earnings per share - GAAP basis	$4.85	$5.05
Repositioning and other	0.05	0.05
Earnings per share - non-GAAP basis	$4.90	$5.10

	Three Months Ended December 31,		Twelve Months Ended December 31,		2021 Full Year Guidance
CASH FLOW ITEMS:	2020	2019	2020	2019	Low	High
Cash provided by operating activities before asbestos-related payments	$108.8	$235.4	$340.6	$435.4	$380.0	$410.0
Asbestos-related payments, net of insurance recoveries	(7.3)	(12.5)	(31.1)	(41.5)	(45.0)	(45.0)
Cash provided by operating activities	101.5	222.9	309.5	393.9	335.0	365.0
Less: Capital expenditures	(13.5)	(17.9)	(34.1)	(68.8)	(75.0)	(75.0)
Free cash flow	$88.0	$205.0	$275.4	$325.1	$260.0	$290.0

Totals may not sum due to rounding

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Certain non-GAAP measures are provided in this presentation. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods. Specifically, management believes that, when considered together with reported amounts, these non-GAAP measures are useful to investors and management in understanding ongoing operations and by providing a clearer view of the underlying trends of the business. In addition, Free Cash Flow provides supplemental information to assist investors and management in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Management uses non-GAAP financial measures in evaluating the Company's core operating results and financial performance. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed as a supplement to, and not as a substitute for or superior to, the Company’s reported results prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP financial measures to the most directly comparable GAAP results are included in the tables at the end of this press release.